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                                                                    Exhibit 99.2

PixTech Announces Appointment of Dieter Mezger to Chief Executive Officer

     SANTA CLARA, Calif. and ROUSSET, France, Jan. 5 /PRNewswire/ -- PixTech, Inc. (Nasdaq: PIXT; Easdaq) today announced that Dieter Mezger has been appointed by the Board of Directors to succeed Jean-Luc Grand-Clement as the company's Chief Executive Officer. Grand-Clement, who founded the Company in 1992, will remain Chairman of PixTech's Board of Directors. Mezger continues to hold the additional position of President of PixTech, which he has held since joining the company in March of 1998. His extensive career in the electronics industry includes over 15 years with Texas Instruments and 13 years with VLSI in Europe and San Jose, California. Mezger stated, "PixTech is undergoing a transition, from a research and development driven company to a commercial product company. Our opportunity is to build our momentum in volume production, while maintaining our technology leadership in Field Emission Display (FED). This requires evolutionary changes in our strategic positioning, which will be a primary focus of my efforts as Chief Executive Officer."

     Grand-Clement added, "PixTech has a history of being 'first' in FED development, the most recent example of which was the announcement of our first large screen, high voltage display two weeks ago. Dieter has made tremendous contributions to our company since his arrival, including his dedication and attention to streamlining our manufacturing processes both in Montpellier and Taiwan, as well as focussing our R&D endeavors. I look forward to PixTech's
continued success under Dieter's leadership."     Mezger concluded, "Jean-Luc
and I will continue to work closely to effect a smooth transition. Our immediate attention is focused on building volume production and marketing our new 5" color display. Jean-Luc will continue making key contributions to PixTech in the areas of strategic vision and investor relations."

About PixTech, Inc.

     PixTech designs, develops and manufactures field emission displays (FEDs), a new type of flat-panel display. The company operates a flat-panel display pilot manufacturing facility in Montpellier, France and an R&D facility and sales office in Santa Clara, California. PixTech is currently developing high-volume manufacturing capabilities for its FEDs in Taiwan, under a contract manufacturing arrangement with Unipac, a Taiwanese AM-LCD manufacturer. PixTech has also established a marketing partnership with Sumitomo Corporation, its exclusive distributor in Japan. More information is available from the company's web site at www.pixtech.com. Statements that are not historical facts, including statements about PixTech's confidence and strategies, the timing of its manufacturing plans with Unipac, and its distribution agreement with Sumitomo, the development of new or existing products, technologies and opportunities, marked demand or acceptance of new or existing products are forward-looking statements that involve risks and uncertainties. These uncertainties include but are not limited to, the risk associated with transitioning to high volume manufacturing of FED displays at Unipac, product demand and market acceptance risks, commitment of Unipac and/or of PixTech licensees, ability of the company to grant other licenses under FED technology, validity and enforceability of PixTech's patent rights, infringement by PixTech of other patent rights, impact of competitive product and prices, product development, commercialization or technological delays or difficulties, trade, legal social and economic risks and other risks detailed in PixTech's Securities and Exchange Commission filing including its Form 10-K for the year 1997 and any subsequent filings.
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SOURCE  PixTech, Inc.

  -0-                             01/05/99     /CONTACT:  Yves Morel, VP, Chief
Financial Officer of PixTech, Inc., 33-0-4-42-29-10-00; or Lillian Armstrong or Kris Otridge of Lippert/Heilshorn & Associates, 415-433-3777; or investors, Laurence Kipfer, or press, Laurence Marquezy of Actus Finance & Communication,
33-0-1-53-67-36-36/    /Web site:  http://www.pixtech.com/
                                   -----------------------
  (PIXT)